Exhibit 99.1

Voyager Therapeutics Announces CEO Succession Plan for 2018

Cambridge, Mass., January 31, 2018 — Voyager Therapeutics, Inc. (NASDAQ: VYGR), a clinical-stage gene therapy company focused on developing life-changing treatments for severe neurological diseases today announced plans during 2018 for Steven Paul, M.D., to transition from president and chief executive officer (CEO) of Voyager Therapeutics to executive science advisor. Dr. Paul is a founder of Voyager, having been with the company for six years since its inception, initially as president of R&D, then as president and CEO since September 2014. In addition to transitioning to an executive science advisor role, in which he will focus on preclinical discovery research and portfolio development, Dr. Paul will continue to serve on Voyager’s Board of Directors, and as a member of Voyager’s Science & Technology Committee. Voyager’s Board of Directors will conduct a retained search during which time Dr. Paul will remain in his current role until a new CEO has been appointed.

“Steve has been an integral part of creating the foundation for Voyager, advancing the lead and pipeline programs, its gene therapy platform and manufacturing capabilities, and assembling a superb leadership team that will continue the mission of building a world-class company,” said Mark Levin, partner of Third Rock Ventures and chairman of the Voyager Board of Directors. “The Board is grateful to Steve’s many contributions over the years and for his commitment to remain a part of Voyager’s success going forward.”

“Our Parkinson’s disease program is nearing its pivotal stage with our recent IND clearance for VY-AADC, which has the potential to improve the disabling motor symptoms of a disease that afflicts hundreds of thousands of patients in the advanced stages,” said Steven Paul, M.D., president and chief executive officer of Voyager Therapeutics. “Our preclinical programs are also advancing towards the clinic, and with all of these programs in motion, in my new role, I look forward to working with the team and the Board to advance further this exciting platform and ensuring a smooth transition with the new CEO. Having the opportunity to help create the Company from concept, and then immerse myself over the past six years in its development, has been one of the truly satisfying accomplishments of my career.”

Dr. Paul’s 35 years of neuroscience expertise includes an extensive track record in CNS drug discovery and development. Prior to Voyager, Dr. Paul, 67, was also a venture partner at Third Rock Ventures where he helped lead the ideation and formation of new companies including Voyager and Sage Therapeutics (NASDAQ: SAGE).  He spent 17 years at Eli Lilly, during which time he held several key leadership roles including President of the Lilly Research Laboratories and was responsible for the company’s overall R&D efforts covering a range of therapeutic areas for both small molecules and biologics. Dr. Paul also served as Scientific Director of the National Institute of Mental Health, has authored or co-authored more than 550 papers and book chapters and was the Founding Director of the Appel Alzheimer’s Disease Research Institute at Weil Cornell Medical College, where he initiated the Institute’s novel adeno-associated virus (AAV) gene therapy program for Alzheimer’s disease.

About Voyager Therapeutics

Voyager Therapeutics is a clinical-stage gene therapy company focused on developing life-changing treatments for severe neurological diseases. Voyager is committed to advancing the field of AAV gene therapy through innovation and investment in vector engineering and optimization, manufacturing and dosing and delivery techniques. The company’s pipeline focuses on severe neurological diseases in need of effective new therapies, including advanced Parkinson’s disease, a monogenic form of ALS, Huntington’s disease, Friedreich’s ataxia, frontotemporal dementia, Alzheimer’s disease and severe, chronic pain. Voyager has broad strategic collaborations with Sanofi Genzyme, the specialty care global business unit of Sanofi, and the University of Massachusetts Medical School.  Founded by scientific and clinical leaders in the fields of AAV gene therapy, expressed RNA interference and neuroscience, Voyager Therapeutics is headquartered in Cambridge, Massachusetts.  For more information, please visit www.voyagertherapeutics.com.

Forward-Looking Statements

This press release contains forward-looking statements for the purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995 and other federal securities laws. The use of words such as “may,” “might,” “will,” “would,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “undoubtedly,” “project,” “intend,” “future,” “potential,” or “continue,” and other similar expressions are intended to identify forward-looking statements. For example, all statements Voyager makes regarding its CEO transition plans, the initiation, timing, progress and reporting of results of its preclinical programs and clinical trials and its research and development programs, its ability to advance its AAV-based gene therapies into, and successfully initiate, enroll and complete, clinical trials, the potential clinical utility of its product candidates, its ability to continue to develop its product engine, its ability to develop manufacturing capability for its products, its ability to add new programs to its pipeline, its ability to enter into new partnerships or collaborations, its expected cash, cash equivalents and marketable debt securities at the end of a fiscal period and anticipation for how long expected cash, cash equivalents and marketable debt securities will last, and the timing or likelihood of its regulatory filings and approvals, are forward looking. All forward-looking statements are based on estimates and assumptions by Voyager’s management that, although Voyager believes to be reasonable, are inherently uncertain. All forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those that Voyager expected.  Such risks and uncertainties include, among others, those related to the search for a new CEO; the initiation and conduct of preclinical studies and clinical trials; the availability of data from clinical trials and the expectations for regulatory submissions and approvals; the continued development of the product engine; Voyager’s scientific approach and general development progress; the availability or commercial potential of Voyager’s product candidates; the sufficiency of cash resources; and the need for additional financing. These statements are also subject to a number of material risks and uncertainties that are described in Voyager’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, as updated by its subsequent filings with the Securities and Exchange Commission. Any forward-looking statement speaks only as of the date on which it was made.  Voyager undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

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Investor Relations:

Matt Osborne

Vice President of Investor Relations & Corporate Communications

857-259-5353

mosborne@vygr.com

Media:

Katie Engleman

Pure Communications, Inc.

910-509-3977

Katie@purecommunicationsinc.com